Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Mark R. Holden
(765) 771-5310

WABASH NATIONAL CORPORATION ANNOUNCES
PROFITABLE FIRST QUARTER RESULTS

     LAFAYETTE, INDIANA, April 29, 2003 . . . Wabash National Corporation (NYSE: WNC) today announced results for the three months ended March 31, 2003. Net sales for the first quarter were $223 million compared to $162 million for the same period last year. Net income for the period was $1.4 million compared to a net loss of $14.6 million for the same period last year. Diluted income per share was $0.05 for the quarter compared to a loss of $0.65 per share for the 2002 quarter.

     Commenting on the quarter, William P. Greubel, President and Chief Executive Officer, noted, “We are very pleased to be able to report the first profitable quarter in over two years. New trailer demand and production in the first quarter, while nearly double that of depressed levels of the same period last year, increased approximately 10% on a sequential basis. The improvements are consistent with our view that industry demand continues to grow albeit at a slow pace. We continue to be pleased with the progress our associates are making in improving operating effectiveness and efficiency. We have achieved over $50 million total annualized cost reductions. As previously announced, the Company completed the amendment of its credit facilities in April 2003. The amendment revises certain of the Company’s financial covenants and adjusts downward the required monthly principal payments during 2003. The amendment provides greater flexibility from both a financial covenant standpoint and from a debt repayment standpoint. The Company remains highly focused on continuing to reduce debt through cash flow from operations, working capital improvements and sales of non-core assets. We believe the Company has substantially completed a rather dramatic turnaround in the midst of a historic industry cycle and can now focus on building a sustainable business model capable of achieving attractive returns.”

     Wabash will conduct a conference call to review and discuss its first quarter financial results on Wednesday, April 30, 2003, at 10:00 AM Eastern time. The phone number to access the conference call is 800-937-4598. The call can also be accessed live on the Company’s internet website at www.wabashnational.com. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through May 21, 2003.

     Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash™ and Fruehauf® brands. The Company believes it is one of the world’s largest manufacturers of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer® products, the leading manufacturer of bimodal vehicles. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf® and Pro-Par® brand products with locations throughout the U.S. and Canada.

     This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward looking statements. Without limitation, these risks and uncertainties include the state of the trailer industry and overall demand for our products, increased competition, reliance on certain customers and corporate partnerships, shortages of raw materials, availability of capital, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q. We specifically disclaim any duty to update any forward-looking statements made herein, and the statements made herein speak only as the date of this release.

WABASH NATIONAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
Unaudited

	Three Months Ended March 31,

	2003	2002

NET SALES	$222,508	$161,952
COST OF SALES	200,167	161,913

Gross profit	22,341	39
GENERAL AND ADMINISTRATIVE EXPENSES	10,539	14,091
SELLING EXPENSES	5,218	5,749

Income (loss) from operations	6,584	(19,801)
OTHER INCOME (EXPENSE):
Interest expense	(7,868)	(5,673)
Foreign exchange gains and losses, net	2,856	(253)
Other, net	(142)	(809)

Income (Loss) before income taxes	1,430	(26,536)
INCOME TAX	—	(11,947)

Net Income (Loss)	$1,430	$(14,589)
PREFERRED STOCK DIVIDENDS	264	443

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$1,166	$(15,032)

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$0.05	$(0.65)

COMPREHENSIVE INCOME (LOSS):
Net Income (loss)	$1,430	$(14,589)
Foreign currency translation adjustment	201	(5)

NET COMPREHENSIVE INCOME (LOSS)	$1,631	$(14,594)

Summary by Reportable Segment

	Manufacturing	Retail & Distribution	Eliminations	Total

March 31, 2003:
Net Sales	$166,657	$78,356	$(22,505)	$222,508
Operating Results	$8,223	$(1,662)	$23	$6,584
March 31, 2002:
Net Sales	$82,402	$86,352	$(6,802)	$161,952
Operating Results	$(16,495)	$(3,748)	$442	$(19,801)

WABASH NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	March 31,	Dec 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalent	$7,376	$35,659
Accounts receivable, net	74,011	34,396
Current portion of finance contracts	7,345	9,528
Inventories	135,450	134,872
Prepaid expenses and other	13,795	18,299

Total current assets	237,977	232,754
PROPERTY, PLANT AND EQUIPMENT, net	144,331	145,703
EQUIPMENT LEASED TO OTHERS, net	94,201	100,837
FINANCE CONTRACTS, net of current portion	19,827	22,488
GOODWILL, net	35,552	34,652
OTHER ASSETS	27,396	29,135

	$559,284	$565,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$270,403	$42,961
Current maturities of capital lease obligations	49,806	12,860
Accounts payable	60,983	60,457
Other accrued liabilities	61,912	61,424

Total current liabilities	443,104	177,702
LONG-TERM DEBT, net of current maturities	13,231	239,043
LONG-TERM CAPITAL LEASE OBLIGATIONS, net of current maturities	5,329	51,993
OTHER NONCURRENT LIABILITIES AND CONTINGENCIES	22,108	22,847
STOCKHOLDERS’ EQUITY	75,512	73,984

	$559,284	$565,569